                                                                    EXHIBIT 9(a)


                            ADMINISTRATION AGREEMENT


         THIS AGREEMENT is made as of this 1st day of September, 1998, by and among THE VALIANT FUND (the "Company"), a Massachusetts business trust, BISYS FUND SERVICES OHIO, INC. (the "Administrator"), an Ohio corporation, and INTEGRITY MANAGEMENT & RESEARCH, INC. ("Integrity Management"), a Florida corporation.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest ("Shares");

         WHEREAS, Integrity Management is responsible for management of the business affairs and the investments of the Company under a certain Management Agreement dated July 19, 1993 between the Company and Integrity Management under which Integrity Management is obligated to perform, or arrange for the performance of, administrative services for the Company; and

         WHEREAS, the Company and Integrity Management desire the Administrator to provide, and the Administrator is willing to provide, management and administrative services to each currently existing series of the Company and such future series that may, from time to time, be established ("Portfolios") on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

         ARTICLE 1. Retention of the Administrator. The Company hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

         ARTICLE 2. Administrative Services. The Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Trustees of the Company with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.





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         The Administrator shall, subject in each case to the general supervision and control of the Company's Board of Trustees, provide the Company with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Trustees, the Administrator shall make reports to the Company's Trustees concerning the performance of its obligations hereunder.

         Without limiting the generality of the foregoing, the Administrator shall:

         (a) calculate contractual Company expenses and control all disbursements for the Company, and as appropriate compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, Portfolio average dollar-weighted maturity;

         (b) (i) coordinate, prepare and file with the SEC the annual update to form N-1A and other routine post-effective amendments and supplements, (ii) prepare and file with the SEC Notices of Annual or Special Meetings of Shareholders and proxy materials relating thereto with respect to routine matters, (iii) assist Company counsel in preparing non-routine post-effective amendments and supplements and proxy materials,
                  (iv) coordinate the printing and distribution of prospectuses, supplements and proxy materials, and (v) coordinate the solicitation and tabulation of proxies in connection with meetings of shareholders;

         (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Company and the Company's Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

         (d) develop and prepare, with the assistance of the Company's investment adviser and independent auditors, communications to Shareholders, including the semi-annual and annual reports to Shareholders;

         (e) supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

         (f) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;



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         (g)      coordinate and supervise the preparation and filing of the
                  Company's tax returns;

         (h) examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio of the Company, including, without limitation, the Company's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Trustees, report to the Board on the performance of organizations;

         (i) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

         (j) provide individuals reasonably acceptable to the Company's Board of Trustees to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Board of Trustees;

         (k) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Board of Trustees;

         (l) monitor and advise the Company and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

         (m) perform all administrative services and functions of the Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

         (n) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and the Administrator shall determine desirable;

         (o) prepare and file with the SEC the semi-annual report for the Company on Form N-SAR and all required notices pursuant to Rule 24f-2;

         (p) assist in monitoring and developing compliance procedures for each Portfolio which will include, among other matters, procedures to monitor compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;



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         (q)      provide legal advice and counsel to the Company with respect to regulatory matters including: monitoring regulatory and legislative developments which may affect the Company and assisting in the strategic response to such developments, counseling and assisting the Company in routine regulatory examinations or investigations of the Company, and working closely with outside counsel to the Company in response to any litigation or non-routine regulatory matters; and

         (r) assist the Company in preparing for Board meetings by (i) coordinating board book production and distribution, (ii) preparing Board agendas, (iii) attending Board meetings and recording and preparing the minutes of such meetings, (iv) preparing the BISYS section of Board materials, (v) preparing Board meeting materials, including but not limited to, materials relating to annual contract approvals and 12b-1 plan approvals, as agreed upon by the parties, and (vi) such other Board meeting functions that are agreed upon by the parties.

         The Administrator shall perform such other services for the Company that are mutually agreed upon in writing by the parties from time to time.

         ARTICLE 3.  Allocation of Charges and Expenses.

         (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Trustees of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company otherwise retained by the Trustees of the Company to perform services on behalf of the Company.

         (B) The Company. Except for those costs and expenses that are properly borne by the Administrator in connection with the performance of services and duties under this Agreement, the Company assumes and shall pay or cause to be paid all expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the Investment Adviser to the Company or any affiliated corporation of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.




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         ARTICLE 4.  Compensation of the Administrator.

         (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, Integrity Management shall pay to the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. Integrity Management shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings and such additional expenses that BISYS incurs at the written direction of the President of the Company.

                  If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as the Administrator itself.)

         So long as the Administrator acts in good faith and with due diligence and without negligence, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or nonactions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply,





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however, it is understood that if in any case the Company may be asked to indemnify or hold the Administrator harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect the rights hereunder.

         The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought in respect of which the Administrator may be entitled to indemnity hereunder. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company and with accountants and other experts retained by the Company with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

         ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Company are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as a Shareholder or otherwise.

         ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A hereto.

         ARTICLE 8. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subject to the prior approval of the Company, which approval shall not be unreasonably withheld, subcontract with any entity or person concerning the provision of the services contemplated





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hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 9. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Company, and (ii) by the vote of a majority of the Trustees of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

         ARTICLE 10. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. The Administrator acknowledges and agrees that any records required to be maintained and preserved pursuant to applicable laws and regulations which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request; provided that, in connection with the termination of this Agreement, such records shall be surrendered to the Company or its designee promptly following the date of such termination or at such other time that is reasonably requested by the Company.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may, following a reasonable period of notice to the Company, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

         ARTICLE 11. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 12. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice; if to the Company, at 1776 Heritage Drive, North Quincy, Massachusetts 02171, with copies to: Integrity Management & Research, Inc., 1800 Second Street, Suite 757, Sarasota, Florida 34246, Attn: Richard Curcio; and if to the Administrator, at 3435 Stelzer Road, Columbus, Ohio 43219. Notices shall be effective upon receipt.



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         ARTICLE 13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 14. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 15. Limitation of Liability of the Portfolios, Trustees and Shareholders. The parties agree that no Portfolio shall be liable for the obligations of any other Portfolio arising hereunder. A copy of the Agreement and Declaration of Trust of the Company is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Company as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Company individually but are binding only upon the assets and property of the Company.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                              THE VALIANT FUND

                                              By: /S/ RICHARD F. CURCIO
                                                  ---------------------------
                                              Title: CHAIRMAN OF THE BOARD
                                                     ------------------------

                                              BISYS FUND SERVICES OHIO, INC.

                                              By: /S/ WILLIAM J. TOMKO
                                                  ---------------------------
                                              Title: EXECUTIVE VICE PRESIDENT
                                                     ------------------------

                                              INTEGRITY MANAGEMENT &
                                              RESEARCH, INC.

                                              By: RICHARD F. CURCIO
                                                  ---------------------------
                                              Title: PRESIDENT
                                                     ------------------------


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                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                        DATED AS OF ____________________
                                      AMONG
                                THE VALIANT FUND,
                         BISYS FUND SERVICES OHIO, INC.
                                       AND
                      INTEGRITY MANAGEMENT & RESEARCH, INC.



Portfolios:       This Agreement shall apply to all Portfolios of The Valiant
                  Fund either now or hereafter created. The current portfolios of the Company are set forth below:

                           U.S. Treasury Money Market Portfolio
                           U.S. Treasury Income Portfolio
                           General Money Market Portfolio
                           Tax-Exempt Money Market Portfolio

                  (collectively, the "Portfolios").

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Company will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                           Two and one-half one-hundredths of one percent (.025%) of the Company's average daily net assets up to $1,200,000,000.

                           One and one-quarter one-hundredths of one percent (.0125%) of the Company's average daily net assets in excess of $1,200,000,000.


                  For purposes of determining the fees payable to the Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Company's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the net asset value of the shares of such Portfolio.



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                  The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

                  The fee payable by the Company hereunder shall be allocated to each Portfolio based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Portfolio shall be a separate (and not joint or joint and several) obligation of each such Portfolio. The Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Administrator's sole discretion.

Term: Pursuant to Article 7, the term of this Agreement shall commence on September 1, 1998, and shall remain in effect through August 31, 2000 ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement may be renewed for successive one-year periods ("Rollover Periods") by the execution of a letter of renewal on behalf of each of the parties hereto at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be. This Agreement may be terminated without penalty (i) by failure to renew in the manner set forth above, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. In addition, subject to the payment obligation set forth below, this Agreement may be terminated during any Rollover Period upon the provision of 90 days advance written notice of termination.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement by such party or any third party of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Company upon such



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                  termination shall be immediately due and payable upon and
                  notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Company with reasonable access to any Company documents or records remaining in its possession.

                  If, during the Initial Term, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to the balance due the Administrator for the remainder of the Initial Term, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

                  If, during any Rollover Term, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to one-half of the balance due the Administrator for the remainder of such Rollover Term, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

                  In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the payment obligation set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.


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